Exhibit 99.1
VERIFONE APPOINTS FORMER KPMG INTERNATIONAL CEO AND
FORMER AMERICAN EXPRESS COMPANY PRESIDENT
TO BOARD OF DIRECTORS
Robert W. Alspaugh and Jeffrey E. Stiefler to join VeriFone’s Board of Directors
     San Jose, CA – August 25, 2008 — VeriFone Holdings, Inc. (NYSE: PAY) today announced that Robert W. Alspaugh and Jeffrey E. Stiefler would join its Board of Directors effective September 1, 2008.
     Mr. Alspaugh served as CEO of KPMG International from 2002 to 2006 and as deputy chairman and COO of KPMG’s U.S. Practice from 1998 to 2002. Mr. Alspaugh is currently a member of the boards of directors of two Fortune 500 companies, Ball Corp. and Autoliv Inc.
     Mr. Stiefler served as president and director of American Express Co. from 1993 to 1995. From 1995 to 2003, Mr. Stiefler was an advisor to two private equity firms, McCown DeLeeuw and Co. and North Castle Partners. He is currently a venture partner with Emergence Capital Partners, chairman of InQ Corporation, and a director of LPL Investment Holdings Inc. and Taleo Corporation.
     Messrs. Alspaugh and Stiefler will both join VeriFone’s Audit Committee. Additionally, Mr. Alspaugh will join the Corporate Governance and Nominating Committee.
     Douglas G. Bergeron, Chief Executive Officer of VeriFone, said: “We are truly delighted to have two outstanding new members join our Board. Robert Alspaugh and Jeffrey Stiefler are seasoned executives with tremendous exposure in a variety of industries and will add considerable value as we continue to expand our operations worldwide.”
About VeriFone Holdings, Inc. (www.verifone.com)
VeriFone Holdings, Inc. (“VeriFone”) (NYSE: PAY) is the global leader in secure electronic payment solutions. VeriFone provides expertise, solutions and services that add value to the point of sale with merchant-operated, consumer-facing and self-service payment systems for the financial, retail, hospitality, petroleum, government and healthcare vertical markets. VeriFone solutions are designed to meet the needs of merchants, processors and acquirers in developed and emerging economies worldwide.